EXHIBIT 10.1

                      GRAHAM CORPORATION

                       OUTSIDE DIRECTORS'

                    LONG TERM INCENTIVE PLAN

                        Revised 10/31/02
                           and 3/3/05


1. Share Equivalent Units ("SEUs") will be credited to each outside director's "LTIP Account" for each of the first five fiscal years in which Graham Corporation produces consolidated net income in an amount at least equal to the consolidated net income specified in the Company's budget for each such fiscal year during each outside director's service. For purposes of this Plan, an "Outside Director" is a member of the Company's Board of Directors who is not also an employee of the Company.

2. For purposes of the determining the number of SEUs to be credited pursuant to Paragraph 3 hereof, the value of each SEU will be the market value of 1 share of Graham Common Stock on the last day of trading on the American Stock Exchange of the first quarter following a fiscal year for which SEUs are to be credited ("Valuation Date" and such price the "Valuation Date Price").

3. The number of SEUs to be credited will be determined by dividing the value of 1 SEU as determined pursuant to Paragraph 2 above into 10,000.

          Example:  Stock  at $10.00 on Valuation Date.
                    Number  of  SEUs = 10,000 / 10  = 1,000.

4. Upon termination of a Director's service on the Board, but not before, SEUs will be redeemable for either: (a) a commensurate number of shares of Graham Common Stock; or (b) subject to the prior written consent of Graham Corporation acting in its sole discretion, cash in the amount of the
     Cash Redemption Value, as hereinafter defined, of the director's SEUs. The Cash Redemption Value of each SEU shall be the market value of 1 share of Graham Common Stock at the closing price on the American Stock Exchange on the date of termination of service; provided, however, that the cash value for each SEU shall not exceed the greater of (a) the Valuation Date Price; or (b) sixteen dollars ($16.00) per share. A Director may elect to take shares (or cash, if consented to by Graham Corporation) at once or to defer it over a period not to exceed 10 years. The lump sum, or the first installment if deferred, must be paid within 30 days of termination of service on the Board.

     (Tax  considerations require lump sum payout to  occur,  and
     deferred  payout  period  to  begin,  within  30   days   of
     termination of service.)


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5.   The  number  of SEUs credited to each LTIP Account  will  be adjusted pro rata in the event of any split in the Company's
     Common Stock.

6. Each outside Director's LTIP Account will be credited annually for dividends paid on the Company's Common Stock during each fiscal year. Dividend credit will be determined for each LTIP Account by (a) multiplying the cumulative dividend for the fiscal year by the number of SEUs held in the account on the last day of the fiscal year; and (b) dividing the value of 1 SEU as of the Valuation Date, as determined in accordance with paragraph 2 hereof, into the product of (a).

          Example:  Dividend  of  $.05/share  paid  for
                    each   quarter   of  fiscal   year.
                    Director holds 3,000 SEUs  on  last
                    day  of  fiscal  year.   Stock   at
                    $10.00 on Valuation Date.

                    (a)  3,000 x .20 = 600
                    (b)  Number of SEUs = 600 / 10 = 60